April 2008 Pricing Sheet dated April 23, 2008 relating to Preliminary Pricing Supplement No. 580 dated March 26, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Equities and Commodities
Outperformance PLUS Due May 20, 2009
Based on the Performance of the S&P GSCITM Energy Index—Excess Return Relative to the S&P 500® Index

PRICING TERMS – APRIL 23, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$472,000
Original issue price:	$10 per Outperformance PLUS (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per Outperformance PLUS
Pricing date:	April 23, 2008
Issue date:	April 30, 2008 (5 business days after the pricing date)
Maturity date:	May 20, 2009, subject to postponement for market disruption events
Commodity Index:	S&P GSCITM Energy Index—Excess Return
SPX Index:	S&P 500® Index
Payment at maturity:	▪
If the Commodity Index outperforms the SPX Index: the product of (i) $10 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum payment at maturity; or

	▪	If the Commodity Index underperforms the SPX Index: an amount less than the stated principal amount and equal to the product of (i) $10 times (ii) 1 plus the outperformance return.
Maximum payment at maturity:	$12.80 (128% of the stated principal amount)
Participation rate:	300%
Outperformance return:
The Commodity Index return less the SPX Index return
▪  If the Commodity Index outperforms the SPX Index, the outperformance return will be positive
▪  If the Commodity Index underperforms the SPX Index, the outperformance return will be negative

Commodity Index return:	Commodity Index final value – Commodity Index initial value
Commodity Index initial value
SPX Index return:	SPX Index final value – SPX Index initial value
SPX Index initial value
Commodity Index initial value:	660.6977, the official settlement price of the Commodity Index as published by Standard & Poor’s Corporation or its successor on the index business day immediately following the pricing date
Commodity Index final value:	The official settlement price as published by Standard & Poor’s Corporation or its successor on the valuation date
SPX Index initial value:	1,379.93, the closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the pricing date
SPX Index final value:	The closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the valuation date
Valuation date:
May 13, 2009, subject to postponement for market disruption events and non-index business days as described under “Description of the Outperformance PLUS––Valuation Date” in the preliminary pricing supplement

CUSIP:	617480140
Listing:	The Outperformance PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Outperformance PLUS	$10.00	$0.15	$9.85
Total	$472,000	$7,080	$464,920
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Outperformance PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per Outperformance PLUS.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

“S&P GSCITM,” “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Outperformance PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Outperformance PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

  Preliminary Pricing Supplement No. 580 dated March 26, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.